Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this __ day of February 2011 (the “Agreement Date”), by and among TRIANGLE CASTINGS, INC., a Nevada corporation (“TCI”); PROSPECT GLOBAL RESOURCES INC., a Delaware corporation (“Prospect Global”); PROSPECT GLOBAL ACQUISITION INC., a Delaware corporation (“Mergerco”); and DENIS M. SNYDER, an individual (the “TCI Principal Stockholder”).  TCI, Prospect Global, Mergerco, and the TCI Principal Stockholder are hereinafter sometimes collectively referred to as the “Parties.”

Recitals

A.           The board of directors of TCI, the board of directors of Mergerco and the TCI Principal Stockholder each deem it advisable and in the best interest of TCI and Mergerco for Mergerco to be merged with and into Prospect Global under the laws of the State of Delaware, with Prospect Global as the surviving corporation of such merger (the “Merger”), and the board of directors of TCI and Mergerco and the TCI Principal Stockholder have each approved and adopted the form, terms and provisions of this Agreement and the Merger.

B.           The board of directors of Prospect Global and its stockholders (the “Prospect Global Stockholders”) deem the Merger advisable and in the best interest of Prospect Global, and the board of directors of Prospect Global and the Prospect Global Stockholders have each approved and adopted the form, terms and provisions of this Agreement and the Merger.

C.           The TCI Principal Stockholder is an executive officer and the principal shareholder of TCI, and is entering into this Agreement as an inducement to the other Parties hereto.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 8, Section 251(c) of the Delaware Business Corporation Act of the State of Delaware (the “Delaware Corporation Law”), as of the Effective Time of the Merger, Mergerco shall be merged with and into Prospect Global.  Following the Effective Time, the separate corporate existence of Mergerco shall cease and Prospect Global shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Mergerco in accordance with the Delaware Corporation Law.

1.2 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file a Certificate of Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the Delaware Corporation Law and shall make all other filings or recordings required under the Delaware Corporation Law.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as TCI and Prospect Global shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

1.3 Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the Delaware Corporation Law.

1.4 Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of Prospect Global as in effect immediately following the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The bylaws of Prospect Global as in effect immediately following the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5 Directors.

(a) The board of directors of Prospect Global immediately prior to the Effective Time shall constitute the entire members of the board of directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) At the Effective Time of the Merger all of the members of the board of directors of TCI shall tender their resignations and the board of directors of Prospect Global immediately prior to the Effective Time shall constitute the entire members of the board of directors of TCI until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 Officers.

(a) The officers of Prospect Global immediately prior to the Effective Time shall constitute all of the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) At the Effective Time of the Merger all of the officers of TCI shall tender their resignations and the officers of Prospect Global immediately prior to the Effective Time shall constitute all of the officers of TCI until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the outstanding capital of Prospect Global, Mergerco or TCI:

(a) TCI Common Stock.  Each issued and outstanding share of TCI Common Stock shall remain issued and outstanding following the Effective Time of the Merger, except for the return to treasury of the TCI Principal Stockholder Shares as provided in Section 1.7(e) below.

(b) Prospect Global Treasury Stock.  Each share of common stock, par value $0.001 per share, of Prospect Global (the “Prospect Global Common Stock”) that is held in the treasury of Prospect Global or by any wholly owned subsidiary of Prospect Global and each share of Prospect Global Common Stock that is owned by TCI shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Mergerco Common Stock.  Each share of common stock, $0.001 par value per share, of Mergerco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one issued, fully paid and non-assessable share of common stock, par value $0.001 per share of the Surviving Corporation.

(d) Prospect Global Common Stock.  As of the Effective Time, by virtue of the Merger, and without any action on the part of the holder of any shares of Prospect Global Common Stock or any shares of capital stock of TCI, Mergerco or the Surviving Corporation, each of the 19,405,303 shares of Prospect Global Common Stock that is issued and outstanding as of the Effective Time of the Merger, shall be converted into the right to receive one (1) full share (the “Exchange Ratio”) of TCI Common Stock.  As of the Effective Time (A) all such shares of Prospect Global Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, (B) there shall be an aggregate of 19,405,303 shares of TCI Common Stock beneficially owned by the Prospect Global Stockholders,  as of the Effective Time, and (C) each holder of a certificate representing any such shares of Prospect Global Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable number of shares of TCI Common Stock, without interest, representing such Prospect Global Stockholder’s pro-rata share of the Merger Consideration. Schedule 1.7(d) sets forth the pre Merger capitalization of Prospect Global, the shares of Prospect Global Common Stock beneficially owned at the Exchange Ratio and the resulting capitalization of the Surviving Corporation by stockholder.

(e) TCI Principal Stockholder Shares.  Simultaneous with the Effective Time of the Merger, the TCI Principal Stockholder who currently owns an aggregate of 5,000,000 shares of TCI Common Stock (the “TCI Principal Stockholders Shares”), shall return to the treasury of TCI all, and not less than all, of the TCI Principal Stockholders Shares for no consideration.

(f) Prospect Global Warrants.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding Prospect Global Warrants, each of the Prospect Global Warrants issued and outstanding as of the Effective Time shall automatically be deemed to be exchanged for and converted into an identical amount of warrants (the “TCI Warrants”) to purchase that number of shares of TCI Common Stock as shall equal the identical number of shares of Prospect Global Common Stock issuable upon exercise of the Prospect Global Warrants, and shall contain such other terms and conditions as are set forth in the form of the TCI Warrants annexed hereto as Exhibit C and made a part hereof.

(g) Prospect Global Merkin Note.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of the outstanding Prospect Global senior secured convertible note (the “Prospect Global Merkin Note”), the Prospect Global Merkin Note issued and outstanding as of the Effective Time shall automatically be deemed to be exchanged for and converted into an identical amount of note (the “TCI Merkin Note”) to convert that number of shares of TCI Common Stock as shall equal the identical number of shares of Prospect Global Common Stock issuable upon conversion of the Prospect Global Merkin Note, and shall contain such other terms and conditions as are set forth in the form of the TCI Merkin Note annexed hereto as Exhibit D and made a part hereof.

(h) TCI Common Stock Owned by Prospect Global.  As of the Effective Time, each issued and outstanding share of TCI Common Stock, if any, that is owned of record by Prospect Global immediately prior to the Effective Time of the Merger shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.8 Exchange of Prospect Global Instruments.

(a) TCI shall designate Brownstein Hyatt Farber Schreck, LLP, or another Person reasonably acceptable to Prospect Global, to act as exchange agents in the Merger (the “Exchange Agent”), and, from time to time on, prior to or after the Effective Time, TCI shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent shares of TCI Common Stock in amounts and at the times necessary for the delivery of the Merger Consideration and TCI Warrants (collectively, the “TCI Securities”) to be delivered upon surrender of certificates representing the shares of Prospect Global Common Stock converted into Merger Consideration, and the surrender of the Prospect Global Warrants for TCI Warrants. Inasmuch as the Prospect Global Warrants are automatically converted into a like amount of TCI Warrants upon consummation of the Merger, the physical exchange of such Prospect Global Warrants for TCI Warrants is not required, but such Prospect Global Securities may be exchanged for TCI Securities at the discretion of the holders thereof.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record on the Record Date of Prospect Global Common Stock and Prospect Global Warrants (collectively, “Prospect Global Securities”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing shares of Prospect Global Common Stock and Prospect Global Warrants (collectively, “Prospect Global Instruments”) shall pass, only upon delivery of the Prospect Global Instruments to the Exchange Agent and shall be in a form and have such other provisions as TCI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Prospect Global Instruments in exchange for the Merger Consideration and (if requested by the holders of Prospect Global Warrants) the TCI Warrants.  Upon surrender of a Prospect Global Instrument for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TCI, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Prospect Global Instrument shall be entitled to receive in exchange therefor the amount of Merger Consideration and amount of TCI Warrants theretofore represented by such Prospect Global Instruments which shall have been converted or exchanged pursuant to Section 1.7, and the Prospect Global Instruments so surrendered shall forthwith be canceled.  In the event any Prospect Global Instruments shall have been lost, stolen or destroyed, TCI may, in its discretion and as a condition precedent to the delivery of the Merger Consideration and TCI Warrants in respect of the Prospect Global Instruments, require the owner of such lost, stolen or destroyed Prospect Global Instrument to deliver an affidavit or bond in such amount or form as it may reasonably direct as indemnity against any claim that may be made against TCI, the Surviving Corporation or the Exchange Agent.

(c) All Merger Consideration and TCI Warrants delivered upon the surrender of shares of Prospect Global Securities in accordance with the terms of this Section 1.8 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Prospect Global Common Stock Prospect Global Warrants represented by such Prospect Global Instruments.  At the Effective Time, the stock transfer books and note register of Prospect Global shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Prospect Global Common Stock and Prospect Global Warrants that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Prospect Global Instruments are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.8.

1.9 Holders of Record of Prospect Global Common Stock.  Only holders of record of shares of Prospect Global Common Stock as of the Effective Time of the Merger shall be entitled to receive shares of TCI Common Stock, as Merger Consideration as of the Effective Time of the Merger.

1.10 Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street, Suite 2200, Denver CO 80202-4432, counsel to Prospect Global, within five days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 5 or at such other date as TCI and Prospect Global shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than a date which shall be later than February 18, 2011 (the “Outside Closing Date”), unless such Outside Closing Date shall be extended by mutual agreement of Prospect Global and TCI.

On the Closing Date the Parties shall consummate the Merger and cause the Certificate of Merger to be filed at such Closing with the Secretary of State of the State of Delaware.

1.11 Change of Corporate Name.  On or promptly following the Effective Time of the Merger, pursuant to the TCI Restated Charter, TCI shall change its corporate name to “Prospect Global Resources Inc.” and Prospect Global shall change its name to “Prospect Global Operating Company Inc.” or such other corporate names as shall be acceptable to the board of directors of the Surviving Corporation.

ARTICLE II -CERTAIN DEFINITIONS

In addition to other terms defined herein, as used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other person controlling, controlled by or under common control with such Person.  The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties and/or the Merger.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing Date” shall mean the date upon which the Merger shall be consummated.

“Dollar” and “$” means lawful money of the United States of America.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter as of the date hereof.

“Holbrook Joint Venture Company” shall mean American West Potash LLC, a Delaware limited liability company formed by Karlsson and initially 100% owned by Karlsson in exchange for its contribution to the Holbrook Joint Venture Company of all of Karlsson’s ownership interest in the Holbrook Project and certain specified liabilities associated therewith.

“Holbrook Joint Venture Company Operating Agreement” shall mean the Third Amended and Restated Operating Agreement dated as of January 21, 2011 among Karlsson and Prospect Global and in the form annexed hereto as Exhibit A and made a part hereof.

“Holbrook Project” means the collective reference to the development, mining and commercialization of (a) approximately 32,000 acres of land, mineral leases and other assets located in Holbrook Basin, Arizona (“Holbrook Basin I”).

“Karlsson” means The Karlsson Group, Inc., an Arizona corporation.

“Knowledge” means actual knowledge.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Merger Consideration” shall mean the collective reference to: (a) all of the shares of TCI Common Stock issued to Prospect Global Stockholders as of the Effective Time of the Merger pursuant to Section 1.7(d) of this Agreement; and (b) all TCI Warrants into which all Prospect Global Warrants shall be automatically converted as of the Effective Time of the Merger pursuant to Section 1.7(d) of this Agreement.

“Prospect Global Common Stock” means the 100,000,000 shares of common stock, $0.001 par value per share, of Prospect Global authorized pursuant to its certificate of incorporation, as amended, through the Closing Date.

“Prospect Global Stockholders” shall mean the collective reference to the holders of shares of Prospect Global Common Stock as of the Effective Time of the Merger.

“Prospect Global Warrants” shall mean the warrant dated August 5, 2010 to purchase shares of Prospect Global Common Stock by Buffalo Management LLC.

“TCI Common Stock” shall mean the shares of common stock of TCI, $0.0001 par value per share.

“TCI Restated Charter” shall mean the amended and restated certificate of incorporation of TCI to be (a) approved by the stockholders of TCI, and (b) filed with the Secretary of State of the State of Nevada on or immediately prior to the Closing Date and in the form of Exhibit B annexed hereto and made a part hereof.

“TCI Warrants” shall have the meaning set forth in Section 1.7(f) above, and shall be in the form of Exhibit C annexed hereto and made a part hereof.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i)           any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii)           any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii)           any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PROSPECT GLOBAL

Prospect Global hereby represents and warrants to TCI as follows:

3.1 Organization and Good Standing: Ownership of Shares.  Prospect Global is a corporation duly organized and validly existing under the laws of the State of Delaware.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Prospect Global to issue, sell or transfer any stock or other securities of Prospect Global except for the Prospect Global Warrants and those agreements set forth on Schedule 3.1.

3.2 Corporate Authority.  Prospect Global has the corporate power to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the board of directors of Prospect Global and the Prospect Global Stockholders.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Prospect Global is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Prospect Global or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or Bylaws of Prospect Global.

3.3 Prospect Global Capitalization.

(a) As of the date hereof, the Prospect Global Stockholders are the persons set forth on Schedule 1.7 and are the owners of record and beneficially of 100% of the 19,405,303 shares of Prospect Global Common Stock issued and outstanding as of the date of this Agreement and to be issued and outstanding as of the Closing Date.  Prior to the Effective Time of the Merger, Prospect Global will update Schedule 1.7 to include and list thereon the owners of record of any additional shares of the Prospect Global Securities.

(b) As of the date hereof, an aggregate of 19,405,303 shares of Prospect Global Common Stock are issued and outstanding, all of which shares of Prospect Global Common Stock have been issued to the Prospect Global Stockholders.

(c) To the Knowledge of Prospect Global, all issued and outstanding Prospect Global Securities are or will be owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

(d) As of the Closing Date, pursuant to its Certificate of Incorporation Prospect Global shall be authorized to issue an aggregate of 100,000,000 shares of Prospect Global Common Stock, and 10,000,000 shares of Prospect Global preferred stock, containing such rights, privileges and designations as the board of directors of Prospect Global may from time to time designate.

3.4 Access to Records.  The corporate financial records, minute books and other documents and records of Prospect Global have been made available to TCI prior to the Closing hereof.

3.5 Holbrook Joint Venture Company.  Prospect Global has made available true copies of the duly executed Holbrook Joint Venture Company Operating Agreement and other related documentation requested by TCI.  Prospect Global has further made available to TCI or its representatives true copies of all real estate deeds or leases, surveys and other material documents relative to the Holbrook Project.  As of the date hereof, Prospect Global has complied with all of its obligations to the Holbrook Joint Venture Company and under the Holbrook Joint Venture Company Operating Agreement, and to Prospect Global’s Knowledge, no default or event which, with the passage of time or the giving of notice, would constitute a default or event of default under the Holbrook Joint Venture Company Operating Agreement or any other agreement with the other party or parties to such Holbrook Joint Venture Company Operating Agreement.

3.6 Taxes.  Prospect Global has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of the date hereof, and there are no deficiency notices outstanding.

3.7 Compliance with Laws.  Except as set forth on Schedule 3.7, Prospect Global has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of Prospect Global.

3.8 No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Articles of Incorporation or Bylaws of Prospect Global;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under the Holbrook Joint Venture Company Operating Agreement or any other material contract or agreement to which Prospect Global is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Prospect Global or upon the properties or business of Prospect Global; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which would have a Material Adverse Effect on the business or operations of Prospect Global.

3.9 Actions and Proceedings.  Prospect Global is not a party to any material pending litigation or, to its Knowledge, any governmental investigation or proceeding, and to its Knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against Prospect Global.

3.10 Agreements.  Schedule 3.10 sets forth any material contract or arrangement to which Prospect Global is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

3.11 Brokers or Finders.  No broker’s or finder’s fee will be payable by Prospect Global in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Prospect Global or any of the Prospect Global Stockholders.

3.12 Full Disclosure.  No representation or warranty by Prospect Global in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Prospect Global pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Prospect Global.
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF TCI

TCI hereby represents and warrants to Prospect Global as follows:

4.1 Organization and Good Standing.  TCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  TCI has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

4.2 Corporate Authority.  TCI has the corporate power to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors and stockholders of TCI as required by Nevada law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which TCI is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to TCI or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of TCI.

4.3 TCI Capitalization.  As of the date of this Agreement, TCI is authorized to issue 100,000,000 shares of TCI Common Stock, $0.0001 par value per share and 10,000,000 shares of TCI preferred stock, $0.0001 par value per share, containing such rights, privileges and designations as the board of directors of TCI may from time to time designate (the “TCI Preferred Stock”).  An aggregate of 6,735,000 shares of TCI Common Stock are issued and outstanding, and no other shares of TCI Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants.  No shares of TCI Preferred Stock are issued or outstanding.  The TCI Principal Stockholder currently owns in the aggregate 5,000,000 outstanding shares of TCI Common Stock.  Prior to the Effective Time of the Merger, the TCI Principal Stockholder shall deliver all 5,000,000 shares of TCI Common Stock owned by him to TCI for cancellation, and cause TCI to effect the TCI Restated Charter contemplated by Section 6.6 of this Agreement.

4.4 TCI Financial Statements; Assets and Liabilities.

(a) The Form S-1 registration statement of TCI declared effective by the SEC on March 24, 2010 includes the audited balance sheet as of December 31, 2009, and the statement of operations and statement of cash flows of TCI for the fiscal period then ended (the “TCI 2009 Audited Financial Statements”).  The Form 10Q for the third quarter of fiscal 2010 of TCI includes the unaudited balance sheets as of September 30, 2010 and the audited balance sheet as of December 31, 2009, respectively, and the statement of operations and statement of cash flows of TCI for the nine months ended September 30, 2009 and from the period July 22, 2008 (inception) to September 30, 2010, respectively (the “TCI 2010 Financial Statements”).  Except as set forth on the TCI Balance Sheet as of September 30, 2010 or otherwise disclosed on Schedule 4.4, as of September 30, 2010 and for all periods subsequent thereto, TCI has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of TCI are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b) TCI has no operating assets or liabilities, and has not conducted any trade or business activities whatsoever, other than as set forth on Schedule 4.4 annexed hereto.

4.5 No Material Adverse Changes.

Since September 30, 2010:

(a) except for liabilities and other indebtedness not in excess of $1,000 that will be outstanding as of the Closing Date, there has not been any liabilities or other indebtedness incurred by TCI;

(b) there has not been any material adverse changes in the financial position of TCI except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of TCI, and will be consistent with the representations made by TCI hereunder.

(c) there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of TCI whether or not covered by insurance;

(d) there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of TCI capital stock;

(e) there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by TCI of any properties or assets; or

(f) there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(g) there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(h) there has not been any increase in the level of compensation of any executive employee of TCI;

(i) except in the ordinary course of business, TCI has not entered into or modified any contract, agreement or transaction; and

(j) TCI has not issued any equity securities or rights to acquire equity securities.

4.6 Taxes.  TCI has timely filed all material Tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all Taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

4.7 Compliance with Laws.  TCI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of TCI or the trading market for the shares of TCI specifically, and TCI has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering, and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

4.8 Actions and Proceedings.  TCI is not a party to any material pending litigation or, to its Knowledge, no governmental proceedings are threatened against TCI.

4.9 Reports and Registration Statements.  TCI is current in the filing of all forms or reports with the Securities and Exchange Commission (“SEC”), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  None of the reports and registration statements pursuant to the Securities Act of 1933, as amended, filed by TCI with the SEC (collectively, “SEC Reports”) contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

4.10 Disclosure.  TCI has (and at the Closing it will have) disclosed in writing to Prospect Global all events, conditions and facts materially affecting the business, financial conditions or results of operation of TCI all of which have been set forth herein.  TCI has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have Knowledge of or have reasonable grounds to know may exist.

4.11 Access to Records.  The corporate financial records, minute books, and other documents and records of TCI have been made available to Prospect Global prior to the Closing hereof.

4.12 No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Articles of Incorporation or By-Laws of TCI;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which TCI is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, TCI or upon the securities, properties or business to TCI; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

4.13 Brokers or Finders.  No broker’s or finder’s fee will be payable by TCI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of TCI.

4.14 Authority to Execute and Perform Agreements.  TCI has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of TCI enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by TCI of this Agreement, in accordance with its respective terms and conditions will not:

(a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to TCI, or any instrument, contract or other agreement to which TCI is a party or by or to which TCI is bound or subject; or

(c) result in the creation of any lien or other encumbrance on the assets or properties of TCI.

4.15 Mergerco.  Mergerco was incorporated on February 9, 2011, and from its date of formation to the Closing Date of the Merger, has not and shall not conduct any business or acquire any assets or incur liabilities, except relating to the Merger.

4.16 Full Disclosure.  No representation or warranty by TCI in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by TCI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of TCI.

ARTICLE V -CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Obligations of Prospect Global.  All obligations of Prospect Global under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by Prospect Global:

(a) The representations and warranties by or on behalf of TCI and Mergerco contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b) TCI, Mergerco and the TCI Principal Stockholder shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing, including, without limitation, all of the covenants and agreements of TCI, Mergerco and the TCI Principal Stockholder set forth in Section 6.6 and Section 6.7 of this Agreement.

(c) The Holbrook Joint Venture Company Operating Agreement shall have been duly executed and delivered by the parties thereto and be in full force and effect;

(d) On the Closing Date, the TCI Principal Stockholder and an executive officer of Mergerco shall have delivered to Prospect Global a certificate, duly executed by such Person(s) and certifying, that to such Person’s Knowledge, the representations and warranties of TCI and Mergerco set forth in this Agreement are true and correct in all material respects.

(e) On or before the Closing, the Certificate of Merger shall have been duly executed and ready to be filed with the Secretary of State of the State of Delaware.

(f) By their execution of this Agreement, the TCI Principal Stockholder shall have approved the Merger, the TCI Restated Charter and all of the other transactions contemplated by this Agreement.

(g) On or before the Closing Date, the TCI Principal Stockholder shall have contributed back to the capital of TCI all of the 5,000,000 shares of TCI Common Stock currently owned of record and beneficially by the TCI Principal Stockholder (the “Capital Contribution”).  The 5,000,000 shares of TCI Common Stock contributed back to capital by the TCI Principal Stockholder shall be cancelled immediately prior to the Effective Time.  As a result of such Capital Contribution and cancellation, not more than 1,735,000 shares of TCI Common Stock shall be issued and outstanding as of the Effective Time of the Merger.

(h) On or before the Closing Date, TCI shall have amended the certificate of incorporation of TCI to change the corporate name of TCI to “Prospect Global Resources Inc.” or such other name as shall be acceptable to the Prospect Global, all pursuant to the TCI Restated Charter.  On the Closing Date, TCI shall have sufficient authorized shares of TCI Common Stock authorized to complete the Merger and issue the maximum number of shares of TCI Common Stock that may constitute Merger Consideration.

(i) On or before the Closing Date, TCI shall have closed down its underlying business.

(j) At the Closing, all instruments and documents delivered to Prospect Global and the Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for Prospect Global.

(k) TCI shall have issued to the Prospect Global Stockholders or the Exchange Agent (to be held on behalf of the Prospect Global Stockholders pending delivery of their Merger Consideration) the TCI Common Stock and any TCI Warrants.

(l) As of the Closing Date, other than a maximum of $1,000, TCI shall have no outstanding expenses, obligations, liabilities or contingencies of any kind.

(m) Immediately prior to the Effective Time of the Merger, there shall not be issued or committed to be issued any warrants, stock options, stock rights or other commitments of any character relating to the issued or unissued shares of either TCI Common Stock or preferred stock of TCI.

(n) As of the Closing, the TCI Principal Stockholder and all other officers and directors of TCI shall have tendered their resignations and shall release TCI from any further liability or obligation (including accrued wages or compensation) owed to such Persons.

(o) At the Closing, the Merger Consideration to be issued and delivered hereunder will, when so issued and delivered, constitute valid and legally issued shares of TCI Common Stock and TCI Warrants that are fully paid and non-assessable.

5.2 Conditions Precedent to the Obligations of TCI.  All obligations of TCI under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by TCI):

(a) The representations and warranties by Prospect Global contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b) Prospect Global shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing.

(c) Prospect Global shall have delivered audited financial statements of Prospect Global for the period from inception to September 30, 2010;

(d) On or before the Closing, the Certificate of Merger shall have been duly executed and ready for filing with the Secretary of State of the State of Delaware.

(e) On or before the Closing, the Prospect Global Stockholders shall continue to own a majority of the issued and outstanding shares of Prospect Global Common Stock and shall have ratified and approved the Merger and all of the other transactions contemplated by this Agreement.

(f) Not in excess of 5% of the total issued and outstanding shares of Prospect Global Common Stock shall advise TCI or Prospect Global that they dissent from or otherwise object to the Merger.

(g) The Holbrook Joint Venture Company Operating Agreement shall be in full force and effect.

(h) On the Closing Date, the Prospect Global Chief Executive Officer shall have delivered to TCI a certificate, duly executed by such Person and certifying, that to such Person’s Knowledge, the representations and warranties of Prospect Global set forth in this Agreement are true and correct in all material respects.

ARTICLE VI -COVENANTS

6.1 Corporate Examinations and Investigations.  Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

6.2 Further Assurances.  The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

6.3 Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, TCI, the TCI Principal Stockholder and the TCI Principal Executive Officer agree to keep confidential any information disclosed to each other in connection therewith for a period of three years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)	is ordered disclosed by a Court of proper jurisdiction.

6.4 SEC Filings.  On or prior to the Closing Date, TCI shall continue to file and be current in its filings of all periodic reports required to be filed with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, TCI shall, not later than four Business Days following the Merger file with the SEC a Form 8-K Interim Report containing therein full disclosure of the Merger and the business, management and risk factors attributable to Prospect Global, including, to the extent required under the Exchange Act or Regulation S-X of the Securities Act of 1933, as amended, requisite certified financial statements of Labock.

6.5 Voting of Shares.  By execution of this Agreement, the TCI Principal Stockholder (subject only to satisfaction of the conditions precedent set forth in Section 5.2), does hereby irrevocably and unconditionally vote all of his voting shares of TCI Common Stock IN FAVOR of the Merger, the TCI Restated Charter and all other transactions contemplated hereby requiring TCI stockholder approval.

6.6 TCI Restated Charter.  Immediately following the Effective Time of the Merger, TCI shall have filed the TCI Restated Charter in form and content satisfactory to the Prospect Global with the Secretary of State of the State of Delaware.

6.7 Indemnification of Officers and Directors.  It is the intention of the Parties that TCI shall indemnify its officers and directors to the fullest extent permitted by Delaware law.  In such connection, the Parties agree not to amend the certificates of incorporation or by-laws of TCI or Prospect Global if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of TCI and Prospect Global, as the same are in effect immediately prior to the Effective Time of the Merger.

6.8 Expenses.  It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of Prospect Global, and neither TCI nor the TCI Principal Stockholder shall be responsible for any such expenses or fees associated with such filings.

ARTICLE VII -SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1 Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for 18 months following the Closing.

ARTICLE VIII - MISCELLANEOUS

8.1 Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2 Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective Parties.

8.3 Assignment.  This Agreement is not assignable except by operation of law.

8.4 Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the Parties of this Agreement shall be as follows:

To: TCI:                                 Denis M. Snyder
103 Larkwood Lane
Cary, North Carolina  27518
Tel: *************
Fax:  *************
Email:  *************

with a copy to:                       Eric Stein, Esq.
Anslow & Jaclin LLP
195 Route 9 South
2nd Floor
Manalapan, NJ 07726
Tel: *************
Fax:  **************
email:  *************

To: Prospect Global and the Prospect Global Stockholders:

with a copy to:                       Patrick L. Avery
600 17th St., Suite 2800 South
Denver, Colorado 80202
Tel: *************
Fax:  *************
email:  *************

and copies to:                        Jeffrey Knetsch, Esq.
Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202-4432
Tel:  *************
Fax: *************
email:  *************

-and-

Stephen A. Weiss, Esq.
Hodgson Russ, LLP
1540 Broadway
24th Floor
New York, NY 10036
Tel: **************
Fax:**************
email:  *************

Any notice or statement given under this Agreement shall be deemed to have been given when sent if sent by email or facsimile transmission, or the next business day if by sent by recognized overnight courier service or registered mail, in each case addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5 Governing Law.  This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6 Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.7 Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.8 Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9 Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.10 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.11 Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

8.12 Press Releases.  The Parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

TRIANGLE CASTINGS, INC.
(a Nevada corporation)

By:	/s/ Denis M. Snyder
Denis M. Snyder, CEO and President

TCI PRINCIPAL STOCKHOLDERS:

/s/ Denis M. Snyder
Denis M. Snyder

PROSPECT GLOBAL ACQUISITION INC.
(a Delaware corporation)

By:	/s/ Jonathan
Jonathan, CEO and President

PROSPECT GLOBAL RESOURCES INC.
(a Delaware corporation)

By:	/s/ Patrick Avery
Patrick Avery, Chief Executive Officer

Exhibit A

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF

AMERICAN WEST POTASH, LLC

A DELAWARE LIMITED LIABILITY COMPANY

Exhibit A-1

Exhibit B

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PROSPECT GLOBAL RESOURCES INC.

Exhibit B-1

Exhibit C

TCI Warrants

Exhibit C-1

Exhibit D

TCI Merkin Note

Exhibit D-1

Schedule 1.7(d)

	Beneficial ownership of TCI common stock prior to merger	Beneficial Ownership of old Prospect common stock prior to merger	Beneficial ownership of old Prospect Global common stock as a result of convertible notes and accrued interest	Beneficial ownership of Prospect Global Resources after the merger	Percentage of beneficial ownership of Prospect Global after the merger
Denis Snyder	5,000,000	-	-	-	0.0%
Barry Munitz	-	1,125,000	-	1,125,000	3.4%
Roger Parker	-	100,000	-	100,000	0.3%
Beau Morgan	-	100,000	-	100,000	0.3%
Ken Rickel	-	750,000	-	750,000	2.3%
Mitsuru Kataoka	-	150,000	-	150,000	0.5%
Quincy Prelude LLC	575,000	4,000,000	-	4,575,000	13.8%
Bevan Cooney	575,000	4,000,000	-	4,575,000	13.8%
Balkan Hellenic Partnership	-	4,000,000	133,641	4,133,641	12.5%
Patrick L. Avery (1)	-	1,500,000	-	1,500,000	4.5%
Jonathan Bloomfield (2)	-	500,000	-	500,000	1.5%
Ari Swiller	-	150,000		150,000	0.5%
24W57, LLC	-	343,000	68,135	411,135	1.2%
Jonathan Spanier	-	375,000	-	375,000	1.1%
Monet Berger	585,000	-		585,000	1.8%
WB Alta Investments, LLC	-	922,818	77,955	1,000,773	3.0%
Gretchen Ross		922,818	77,955	1,000,773	3.0%
Buffalo Management Company	-	1,516,667		1,516,667	4.6%
Richard Merkin(3)			10,538,573	10,590,494	31.8%
Spouting Rock Capital Advisors, LLC	-	11,250		25,000	0.0%
Cobrador Capital Advisors		63,750		63,750	0.2%
Lambros Piscopos		25,000		25,000	0.1%
	-	-	-	-	-
Total shares beneficially owned	6,735,000	20,555,303	10,896,269	33,186,572	100.0%

1) Of Mr. Avery's 1,500,000 shares, 750,000 are already vested, 500,000 vest on August 17, 2011 and 250,000 shares vest on August 17, 2012.
2) Of Mr. Bloomfield's 500,000 shares, 100,000 shares are already vested, 200,000 shares vest on September 1, 2011 and 200,000 shares vest on September 1, 2012

3) These shares are beneficially owned by Richard Merkin pursuant to $2,000,000 convertible secured promissory note. The convertible notes and accrued interest shall convert at the option of the holder on or before January 24, 2012.

Schedule 1.7(d)-2

Schedule 3.1

Organization and Good Standing: Ownership of Shares

1.	Senior Secured Convertible Promissory Note with Dr. Richard Merkin, dated January 24, 2011.

Sch. 3.1-1

Schedule 3.7

Compliance with Laws

None.

Sch. 3.7-1

Schedule 3.10

Material Agreements

1.	Common Stock Purchase Warrant with Buffalo Management LLC, dated August 5, 2010

2.	Amended and Restated Employment Agreement of Patrick L. Avery, dated December 1, 2010

3.	Employment Agreement of Jonathan Bloomfield, dated September 1, 2010

4.	Second Amended and Restated Management Services Agreement with Buffalo Management LLC, dated January 7, 2011

5.	Registration Rights Agreement with Buffalo Management LLC, dated June 17, 2010

6.	Third Amended and Restated American West Potash Operating Agreement, dated January 21, 2011

7.	Schedule 3.1, item #1

8.	Security Agreement with Dr. Richard Merkin dated January 24, 2011

9.	Stockholders Agreement dated January 24, 2011

10.	Registration Rights Agreement with Dr. Richard Merkin dated January 24, 2011

11.	Note Purchase Agreement with Dr. Richard Merkin dated January 24, 2011

12.	Side Letter with Buffalo Management LLC

Sch. 3.10-1

Schedule 4.4

Other Businesses

None.